Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Senior Income Trust of our report dated April 26, 2024, relating to the financial statements and financial highlights, which appears in Invesco Senior Income Trust’s Annual Report on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 4, 2025